Consent of Independent Registered Public Accounting Firm	EXHIBIT 23.1.1

We consent to the incorporation by reference of our report dated July 25, 2019, relating to the consolidated financial statements of Dow Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting policy from expensing asbestos-related defense and processing costs as incurred to the accrual of asbestos-related defense and processing costs when probable of occurring and estimable and a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers) appearing in this Current Report on Form 8-K dated July 25, 2019, filed jointly by Dow Inc. and The Dow Chemical Company, in the following Registration Statements of Dow Inc.:

Form S-3:

No.	333-230668

Form S-8:

Nos.	333-220352-01
333-230680
333-230681

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
July 25, 2019

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